UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 23, 2010

The Manitowoc Company, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	1-11978	39-0448110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2400 S. 44th Street, Manitowoc, Wisconsin 54221-0066

(Address of principal executive offices including zip code)

(920) 684-4410

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Manitowoc Company, Inc. (the “Company”) entered into new Contingent Employment Agreements (the “New Agreements”) with each of Glen E. Tellock, Carl J. Laurino, Maurice D. Jones, Thomas G. Musial, Dean J. Nolden, Eric P. Etchart and Michael Kachmer, effective July 23, 2010.  The New Agreements are only activated in the event of a “Change of Control” (as defined in the New Agreements) of the Company, and they replace the Contingent Employment Agreements that were in place prior to the execution of the New Agreements (the “Prior Agreements”).

The Company entered into the New Agreements as a result of a review of the Prior Agreements by the Compensation Committee (the “Committee”) of the Company’s Board of Directors and the Committee’s consideration of data regarding current market practices for similarly situated executives provided by the Committee’s compensation consultant, Towers Watson.  The New Agreements consist of three general categories: Level A-1, Level A-2 and Level B. The New Level A-1 and New Level A-2 Agreements replaced the former Level A category of the Prior Agreements, and the New Level B Agreement replaced the former Level B category of the Prior Agreements. Except as described below, the New Agreements generally contain terms that are similar to the Prior Agreements they replaced.

The Company has entered into a New Level A-1 Agreement with Mr. Tellock, a New Level A-2 Agreement with Messrs. Laurino, Jones, Musial, and Nolden, and a New Level B Agreement with Messrs. Etchart and Kachmer.

The following are the most significant differences contained in the New Level A-1 and A-2  Agreements as compared to the Level A category of the Prior Agreements:

•                  The definition of “Change of Control” has been changed, making it more difficult for the Agreement to be activated in the event of a merger or consolidation transaction involving the Company;

•                  Following a Change of Control, the employee will no longer be entitled to receive a minimum cash incentive bonus, but rather will be entitled to participate in incentive plans, provided that the plans and bonus opportunity are no less favorable than those that were available prior to the Change of Control;

•                  The employee will no longer be entitled to an annual increase in compensation rate following a Change of Control, but rather the employee will be eligible for annual increases based on the employee’s contributions and the level of increases provided to other officers and employees;

•                  If the employee terminates employment without Good Reason (as defined in the New Agreement) within ninety calendar days following a Change of Control, cash severance payments payable under the New Agreements are reduced by fifty percent (50%);

•                  Upon termination, other than due to retirement, disability, death or cause, the employee will now be only eligible for severance payments (as well as health and welfare benefits) for the lesser of (i) the remainder of the “Employment Period”

(three years following a Change of Control for the New Level A-1 Agreement and two years following a Change of Control for the New Level A-2 Agreement), or (ii) the number of years (including partial years) until the employee reaches age 65;

•                  An employee will be eligible for severance payments as well as health and welfare benefits if such employee is terminated within the six-month period, (reduced from a twelve-month period), prior to a Change of Control if it is reasonably demonstrated by the employee that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or (ii) otherwise arose in connection with or anticipation of a Change of Control;

•                  Under the New Level A-1 Agreement, if payments exceed three times the base compensation amount of Section 280G of the Code (the “Safe Harbor Amount”), but do not exceed one hundred ten percent (110%) of the Safe Harbor Amount, tax gross-up payments will no longer be made and the amounts payable will be reduced to the Safe Harbor Amount; under the New Level A-2 Agreement, there will be no tax gross-up payments;

•                  Consistent with the language in the Company’s 2003 Incentive Stock and Awards Plan, all stock options held by the employee become fully vested and exercisable upon the occurrence of a Change of Control; and

•                  The employee will generally be prohibited from competing with the Company for the lesser of two years or the unexpired portion of the Employment Period, rather than three years.

The New Level B Agreement is substantially similar to the New Level A-2 Agreement, except that employees subject to the New Level B Agreement are not entitled to cash severance payments if such employees voluntarily terminate their employment without Good Reason within ninety calendar days following a Change of Control.

The foregoing summary of the New Agreements does not purport to be complete and is qualified in its entirety by reference to the forms of the New Level A-1 Agreement, New Level A-2 Agreement, and New Level B Agreement, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Form of Contingent Employment Agreement between the Company and its Chief Executive Officer, Glen E. Tellock.

10.2	Form of Contingent Employment Agreement between the Company and the following executive officers: Carl J. Laurino, Maurice D. Jones, Thomas G. Musial, and Dean J. Nolden.

10.3	Form of Contingent Employment Agreement between the Company and the following executive officers of the Company and certain other employees: Eric P. Etchart and Michael Kachmer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE MANITOWOC COMPANY, INC.
(Registrant)

DATE: July 26, 2010	/s/ Maurice D. Jones
Maurice D. Jones
Senior Vice President, General Counsel and Secretary